Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Reports Second Quarter 2014 Financial Results
Monday, July 21, 2014 4:45 pm EDT

Ultra Clean reports revenues at high end of guidance and exceeds EPS guidance for quarter on strong margin performance.

HAYWARD, Calif., July 21, 2014 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter ended June 27, 2014.

Revenue for the second quarter of 2014 was $132.7 million, a decrease of 8.0% compared to the first quarter of 2014 and an increase of 20.5% compared to the same period a year ago.  Semiconductor equipment revenue was 76.6% of total revenue and revenue outside the U.S. accounted for 32.8% of total revenue for the second quarter of 2014. Gross margin for the second quarter of 2014 was 15.9%, compared to 16.2% for the previous quarter and 14.6% for the same period a year ago.

The Company recorded net income of $6.0 million, or $0.20 per share (basic and diluted) in the second quarter of 2014 compared to net income of $7.1 million, or $0.24 per share (basic and diluted), in the previous quarter and a net income of $2.3 million, or $0.08 per share (basic and diluted), for the second quarter of 2013. Net income includes pre-tax charges for amortization costs associated with the AIT transaction of $1.2 million, $1.2 million and $1.4 million for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. Excluding these charges the Company would have reported net income of $0.23, $0.27 and $0.12 per diluted share for the second quarter of 2014, first quarter of 2014 and the second quarter of the previous year, respectively. The Company’s tax rate for the second quarter of 2014 was 20.7%.

Cash and cash equivalents at the end of the second quarter of 2014 was $69.4 million, an increase of $9.0 million from the end of fiscal year 2013. Outstanding debt was $55.9 million at the end of the second quarter of 2014, an increase of $0.7 million from the end of fiscal year 2013 and a decrease of $7.9 million from the end of the first quarter of 2014.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “I am pleased with our overall performance for the quarter. Despite slowing demand, we were able to achieve revenues at the high end of our guidance and exceed EPS guidance while maintaining our margins within our targeted range of 15% to 18%. Our balance sheet is strong and we achieved the highest net liquidity since our acquisition of AIT two years ago.

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the third quarter of 2014 to range between $115 million to $120 million, with diluted earnings per share in the range of $0.10 to $0.13. Excluding amortization costs of $1.2 million associated with the merger with AIT we expect diluted earnings per share to be in the range of $0.13 to $0.16. We are forecasting a tax rate of 20% for the third quarter of 2014.”

Ultra Clean will conduct a conference call today, Monday, July 21, 2014, beginning at 1:45 p.m. PDT.  The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is 59541239 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to third quarter 2014 revenue and earnings per share and our forecasted tax rate for the third quarter of fiscal 2014. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 27, 2013 as filed with the Securities and Exchange Commission. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended June 27, 2014 to be filed with the Securities and Exchange Commission.  Our periodic filings with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission’s website at www.sec.gov. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Six months ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013

Sales	$132,677	$110,107	$276,901	$210,571
Cost of goods sold	111,525	94,004	232,438	180,645
Gross profit	21,152	16,103	44,463	29,926

Operating expenses:
Research and development	1,798	1,489	3,565	2,746
Sales and marketing	2,592	2,465	5,254	4,784
General and administrative	8,703	8,522	18,424	18,148
Total operating expenses	13,093	12,476	27,243	25,678
Income from operations	8,059	3,627	17,220	4,248

Interest and other income (expense), net	(452)	(730)	(1,081)	(1,687)
Income before provision for income taxes	7,607	2,897	16,139	2,561
Income tax provision	1,575	581	3,051	556
Net income	$6,032	$2,316	$13,088	$2,005

Net income per share:
Basic	$0.20	$0.08	$0.45	$0.07
Diluted	$0.20	$0.08	$0.44	$0.07
Shares used in computing net income per share:
Basic	29,438	28,370	29,157	28,172
Diluted	29,882	28,757	29,905	28,750

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 27, 2014	December 27, 2013
ASSETS
Current assets:
Cash and cash equivalents	$69,365	$60,415
Accounts receivable	67,947	67,450
Inventory	67,060	63,942
Other current assets	10,331	8,652
Total current assets	214,703	200,459

Equipment and leasehold improvements, net	8,207	8,534
Goodwill	55,918	55,918
Purchased intangibles, net	19,266	21,708
Other non-current assets	5,733	5,924
Total assets	$303,827	$292,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$43,857	$37,705
Accounts payable	45,525	53,962
Other current liabilities	10,301	8,377
Total current liabilities	99,683	100,044

Bank debt and other long-term liabilities	15,012	20,570
Total liabilities	114,695	120,614

Stockholders’ equity:
Common stock	148,683	144,568
Retained Earnings	40,449	27,361
Total stockholders’ equity	189,132	171,929
Total liabilities and stockholders’ equity	$303,827	$292,543